Exhibit 10.43

NYIAX

Louis Severine

CEO

NYIAX, Inc.

45 W 18th Street

New York City, NY, NY 10006

April 12th, 2017

Greg Toothaker

38 Catherine Terrace

Fairfield, CT 06824

Re:	Offer of Employment

Dear Greg:

As we discussed, we are extending to you an offer of employment as SVP of Strategy. If you accept our offer of employment, the following terms and conditions will apply. We would like for you to start on 4/24/17 in our offices at 45 W 18th Street New York, NY 10001.

Your job responsibilities are as follows:

Overview:

Generate strategic vision of the company and lead the implementation of that vision.

Responsibilities:

●	Evaluating, identify and assist on go to market strategy

●	Responsible for developing and executing strategy for company vision

●	Evaluating composition of platform and product to determine what would be most effective for the industry and the target client/users of the platform

●	Presenting recommendations and plans to CEO & CTO

●	Maintaining strong relationship with key clients

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●	Following detailed instructions and using established procedures, complete work in a detailed and complete manner

o	Supervising, training and developing skills of Assistants and Supervisors by managing workload, delegating responsibilities and checking work for accuracy.

o	Provide job performance feedback to subordinates and make recommendations to management.

o	Providing staffing recommendations for new hirers.

●	Performs under immediate supervision, using established procedures to accomplish assigned tasks

●	Assists in more advanced functions as part of training and development

●	Refers questions and problems to higher levels

●	Resource for others in resolution of complex problems/issues

●	Minimal supervision, relies on advanced experience/judgment

●	May perform other duties and responsibilities that management may deem necessary from time to time.

●	Responsible for managing projects and resources for areas of specialization in client business

Qualifications:

To perform this job successfully you must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required. You will be evaluated, in part, based on performance of each essential function.

●	Minimal supervision, relies on experience/ judgment

●	Excellent management and motivational skills

●	Excellent organizational, interpersonal and quantitative/analytical skills

●	Strong client presentation skills and business writing skills

●	Demonstrated expertise in strategic planning

●	Detail-oriented and proven ability to thrive in a fast paced environment.

Please plan to begin work immediately. You will report directly to Louis Severine as your CEO.

Your beginning rate of compensation will be an annual salary of $225,000.00

You will receive 70,000 shares Incentive Stock Options (ISOs) of NYIAX, Inc. common stock which will vest over a three (3) year period. You will receive a stock option grant agreement which will detail the rights and duties of your ISOs.

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You will receive a 30% discretionary annual bonus per year in accordance with standard company policy.

You will receive quarterly bonus structure TBD (to be determined) when the company begins to achieve revenue or in accordance with standard company policy.

Annually you will be evaluated for both an annual salary increase and an annual bonus increase.

You also will be reimbursed for the following out-of-pocket expenses, in accordance with our policies as may be changed from time to time:

-	Travel expenses

-	Entertainment

-	Professional dues

-	Cost of job-related conferences & seminars

We also have a benefits package. You will be permitted to participate in the following benefits, in accordance with our policies as may change from time to time, and after meeting the applicable eligibility requirements, if any:

-	Health insurance - AETNA EPO fully paid

Additionally, you will be entitled to the standard flexible vacation policy. Where vacation time is scheduled appropriately to avoid significant disruption to team operations and as approved by your manager, which may be modified from time to time or in accordance with our usual policies company policy.

You will be entitled to six (6) days, paid to be allocated for illness or personal business each year of employment in accordance with our sick leave policy which may be modified from time to time.

If the above terms meet with your understanding of our discussion then counter-sign this letter. Further, please email Lou Severine at your earliest convenience regarding whether or not you will accept our offer of employment. Lou Severine’s email is lseverine@nyiax.com. If you decide to accept our offer, we will formalize our discussion with an employment agreement. This letter itself does not constitute an employment agreement.

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We are looking forward to the opportunity of working closely with you in the near future.

Sincerely,

Louis Severine

CEO

/s/ Louis Severine	/s/ Greg Toothaker
Louis Severine	Greg Toothaker
CEO

4/13/17	4/13/17
Date	Date

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